For Immediate ReleaseContact: Amanda Kennedy

May 15, 2019 702-908-0018

www.growcapitalinc.com

Grow Capital Formally Announces Award-Winning Financial Services CEO As Consultant

Thought leader consulting as company invests in Fintech niche

Henderson, NV - Grow Capital, Inc (OTCPK:GRWC) formally announces the addition of Terry Kennedy as a consultant to its team of thought partners. Mr. Kennedy began consulting with the Company in July of 2018.

Mr. Kennedy is the President and CEO of Appreciation Financial, a nationally recognized financial services company specializing in the partnering with municipalities and schools to educate public servants on their retirement options.

Kennedy’s company was named one of Inc 5000’s “Fastest Growing Companies” in 2018  and his company boasts an A+ rating with the better business bureau. As a community activist Kennedy enacted and runs a philanthropic arm called Appreciation Ambassadors that actively beautifies public schools in need of repair.

Kennedy’s achievements in the industry are reflected in the collection of awards including, 2019 American Business Awards Gold Stevie winner and being selected as a current finalist for the Ernst and Young Entrepreneur of the Year Award.

“Terry Kennedy is a trailblazer and visionary within the financial services industry. As the President and CEO of Appreciation Financial, he invested heavily in technology which contributed to unprecedented, continued growth,” said CEO Jonathan Bonnette. “His industry knowledge and first hand experience will be a huge asset as we look to provide industry solutions and for future acquisitions.”

“Terry Kennedy has vast experience in investing and strategic planning,” said chairman of the board James Olson. “In addition to his first-hand experience in our niche to help guide decision making, Kennedy is key to guiding us to potential investments to meet our goals.”

This addition comes just after GRWC announced moving to first class office space, the launch of a new URL and website at www.growcapitalinc.com [growcapitalinc.com] and updated logo and branding for the company.

Kennedy joins recently appointed board chair and fintech industry veteran James Olson and  respected accountant Trevor Hall,  CFO as new talent added to the GRWC team.

To interview our leadership or consultants please contact Amanda Kennedy 702-908-0018.

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Forward Looking Statements Disclaimer: This release may contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Grow Capital Investments ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such forward -looking statements include the words ”becoming”, “grow” “increase” and other expressions of a forward-looking nature. More information about the potential factors that could affect the business and financial results is and will be included in Grow Capital Investments filings with the OTC Markets, Securities and Exchange Commission and/or posted on the company's website.